Exhibit 1

Rule 10b5-1/Rule 10b-18

Stock Purchase Plan

This Rule 10b5-1/Rule 10b-18 Stock Purchase Plan (this “Purchase Plan”), dated as of May 9, 2018 (the “Effective Date”), by and between Macquarie Capital (USA) Inc. (“Broker”), and Macquarie Infrastructure Management (USA) Inc., a Delaware corporation (the “Purchaser”), is adopted in accordance with the terms and conditions herein.

WHEREAS, the Purchaser desires to establish a plan to make purchases of the common stock (“Common Stock”) of Macquarie Infrastructure Corporation (the “Issuer”);

WHEREAS, the Purchaser desires that purchases executed under this Purchase Plan shall (i) qualify for the affirmative defenses against an assertion that any such purchase is executed “on the basis of” material non-public information provided by Rule 10b5-1 (“Rule 10b5-1”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (ii) be in conformance with the safe harbor from liability for manipulation provided by Rule 10b-18 (“Rule 10b-18”) under the Exchange Act;

WHEREAS, the Purchaser desires to engage Broker as such party’s sole agent to purchase such shares of Common Stock (“Shares”) on its behalf in accordance with this Purchase Plan; and

WHEREAS, the Purchaser has established or, prior to effecting transactions under this Purchase Plan will establish, an account (an “Account”) with Broker by executing Broker’s customary account agreement and all other necessary ancillary documents with Broker.

NOW, THEREFORE, Broker and the Purchaser hereby agree as follows:

1.        Engagement of Broker

During the term of this Purchase Plan, Broker shall act as the sole agent of the Purchaser to make purchases of Shares pursuant to this Purchase Plan. Subject to the terms and conditions set forth herein, Broker hereby accepts such appointment and engagement.

2.       Trading Instructions, Commission and Information Requirements

(a)        Broker is authorized to begin making purchases of Shares as sole agent for the Purchaser pursuant to this Purchase Plan on May 10, 2018 (the “Commencement Date”). Broker shall cease making such purchases on the Termination Date (as defined below). The period beginning on the Effective Date and ending on the Termination Date is referred to herein as the “Plan Period”. For the purposes of this Purchase Plan, “Business Day” means a day during the Plan Period on which the Common Stock is traded on a national securities exchange, or an inter-dealer electronic quotation or trading market through which the Common Stock is publicly traded.

(b)        On each Business Day, Broker shall use commercially reasonable efforts to purchase Shares in the open market or through privately negotiated transactions, in accordance with the Share Purchase Guidelines (the “Share Purchase Guidelines”) set forth on Appendix A hereto. On any such Business Day, the Broker shall purchase the lesser of (x) the maximum number of Shares the Purchaser is permitted to purchase under the volume limitations set forth in Rule 10b-18 on such Business Day and (y) the number of Shares permitted to be purchased pursuant to the Share Purchase Guidelines. Broker agrees to comply with Rule 10b-18 in effecting purchases pursuant to this Purchase Plan, which such requirements are set forth on Appendix B hereto.

(c)       The Purchaser shall pay to Broker a commission equal to $.03 per share (“Commission”) pursuant to this Purchase Plan.

(d)       In accordance with Broker’s customary procedures, Broker will deposit Shares purchased hereunder into the Purchaser’s Account against payment to Broker of the purchase price therefor, and the Commission and other applicable fees in respect thereof. Any purchase pending at the time that this Purchase Plan is terminated shall be completed and the Commission therefor shall be due and payable by the Purchaser.

(e)       The Purchaser agrees to transfer funds for purchases of Shares that Broker makes hereunder as set forth on Appendix C, but in no case later than the settlement date stipulated on the applicable trade confirmation.  Wire instructions are included on Appendix C and settlement related questions should be directed to the individuals listed on Appendix C.

(f)       Broker shall make, keep and produce to Purchaser, promptly following each day on which Shares are purchased under this Purchase Plan, a daily time-sequenced schedule of all Share purchases made under this Purchase Plan, on a transaction-by-transaction basis, including (i) size, time of execution and price of purchase of each Share or block of Shares purchased at a single price (before they are averaged for each daily trade confirmation); and (ii) the exchange, quotation system, or other facility through which the Share purchase occurred. Promptly upon request, Broker shall provide any necessary information to permit the Purchaser to timely prepare and make all filings required to be made by it under Sections 13(d), 13(g) and 16 of the Exchange Act.

(g)       The Purchaser shall promptly provide Broker any documents that Broker reasonably requests to effect and maintain this Purchase Plan or to comply with applicable laws, regulations or internal policies, including but not limited to: (i) a copy of its IRS Form W-9; and (ii) documentation of authority to implement the Purchase Plan by, among other things, engaging a broker-dealer to act as the Purchaser’s agent for such purposes, establishing and maintaining an account on behalf of the Purchaser for the Purchase Plan and to transact in and instruct such broker or dealer on the account to effect the Purchase Plan.

(h)       While this Purchase Plan is in effect, each of the Purchaser and Broker agree not to discuss with the other the Issuer’s business, operations or prospects or any other information likely to be related to the value of the Shares or likely to influence a decision to purchase Shares. Notwithstanding the preceding sentence, the Purchaser may communicate with Broker personnel who are not responsible for, and have no ability to influence, the execution of this Purchase Plan.

3.       Suspension or Reduction of Share Purchase Activity

(a)       Broker may suspend purchases of Shares under this Purchase Plan, purchase fewer than the otherwise applicable number of Shares to be purchased set forth in the Share Purchase Guidelines, or otherwise deviate from the Share Purchase Guidelines, for one or more Business Days for any of the following reasons:

(i)       such Business Day is not a day on which the Common Stock trades regular way on the listing exchange or primary market center;

(ii)       trading of Common Stock on the listing exchange or the primary market center is suspended for any reason;

(iii)       Broker reasonably believes that a purchase has been made by or on behalf of Purchaser, the Issuer or their Affiliated Purchaser(s) on such Business Day other than by Broker in accordance with this Purchase Plan;

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(iv)       Broker has received written notice from Purchaser, the Issuer and/or an Affiliated Purchaser of the Issuer or otherwise reasonably determines that the Purchaser is subject to a restricted period under Section 102 of Regulation M under the Exchange Act. For the purposes of this Purchase Plan, “Affiliated Purchaser” means (i) a person acting, directly or indirectly, in concert with the Issuer for the purpose of acquiring the Issuer's securities; or (ii) an affiliate who, directly or indirectly, controls the Issuer's purchases of such securities, whose purchases are controlled by the Issuer, or whose purchases are under common control with those of the Issuer; provided, however, that “Affiliated Purchaser” shall not include a broker, dealer, or other person solely by reason of such broker, dealer, or other person effecting Rule 10b-18 purchases, within the meaning of Rule 10b-18, on behalf of the Purchaser or the Issuer or for either of their accounts, and shall not include an officer or director of the Purchaser or the Issuer solely by reason of that officer or director's participation in the decision to authorize Rule 10b-18 purchases by or on behalf of the Purchaser or the Issuer;

(v)       Broker has received written notice from the Purchaser, the Issuer or an Affiliated Purchaser of the Issuer, or otherwise becomes aware, that the Issuer has publicly announced a merger, acquisition or similar transaction involving a recapitalization, and Broker has determined, in its sole discretion, that a suspension or reduction in the number of Shares purchased is advisable to avoid a violation of Rule 10b-18 (provided, that, in such event, purchases under the Purchase Plan may be suspended or reduced until the earlier of one Business Day after the date of the completion of such transaction or one Business Day after the Broker has received written notice from the Issuer that the Issuer has completed the vote by target shareholders);

(vi)       Broker otherwise determines, for any reason, in its sole discretion, that it cannot effectuate a purchase of Shares due to legal, regulatory, or contractual restrictions or internal policies applicable to it, the Purchaser, the Issuer and/or the Issuer’s Affiliated Person(s), including, without limitation, restrictions set forth under Regulation M, Rule 10b-5 or Rule 10b-18 under the Exchange Act.

(b)       If any purchase cannot be executed due to any of the foregoing, such purchase shall be cancelled and shall not be effectuated pursuant to this Purchase Plan, and Broker shall provide written notice to the Purchaser.

(c)       Broker will resume purchases in accordance with this Purchase Plan on the Business Day following the Business Day on which Broker becomes aware that the condition causing the suspension or reduction of purchases hereunder has been resolved to the satisfaction of Broker.

4.       Termination Date

(a)       This Purchase Plan shall terminate upon the Termination Date. “Termination Date” means the earliest of:

(i)       the date on which Broker completes purchases up to the Total Plan Amount under the Share Purchase Guidelines;

(ii)       the date Broker becomes aware of the commencement of any voluntary or involuntary case or other proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or similar law or seeking the appointment of a trustee, receiver or other similar official, in each case with respect to the Issuer, or the taking of any corporate action by the Issuer to authorize or commence any of the foregoing;

(iii)       the date that the Purchaser or the Issuer or any other person publicly announces a tender or exchange offer with respect to the Shares or a merger, acquisition, reorganization, recapitalization or other similar business combination or transaction as a result of the consummation of which the Common Stock would be exchanged or converted into cash, securities or other property;

(iv)       such time as Broker determines, in its sole discretion, that it is prohibited for any reason from engaging in purchasing activity as the Purchaser’s sole agent under this Purchase Plan;

(v)       the failure of the Purchaser to comply with Section 2(c) hereof following notice and an opportunity to cure such failure within 5 Business Days of receipt of such notice;

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(vi)        11:59 p.m. eastern time on November 9, 2018; and

(vii)       the opening of the Business Day immediately following the receipt by Broker of written notice by the Purchaser of termination of the Purchase Plan.

(b)       If Broker determines that any event specified in clauses (i) through (v) of this Section 4 has occurred, Broker shall promptly notify the Purchaser that this Purchase Plan has terminated pursuant to the terms of this Section 4 and the date of such termination.

5.        Representations and Warranties of the Purchaser

The Purchaser hereby makes the following representations and warranties to Broker as of the Effective Date:

(a)       The Purchaser is not aware of any material, non-public information, within the meaning of the Exchange Act, concerning the Issuer, its business or its Common Stock (“Material Non-Public Information”).

(b)       The Purchaser is entering into this Purchase Plan in good faith and not as part of a plan or scheme to evade the requirements of the Exchange Act, the Securities Act of 1933, as amended, or other applicable securities laws.

(c)       Purchases of Shares under this Purchase Plan have been duly authorized by all requisite corporate action of the Purchaser and are not prohibited by any legal, regulatory or contractual restriction or undertaking binding on the Purchaser, the Issuer or any of their Affiliated Purchaser(s). The Purchaser’s execution of this Purchase Plan will not violate or conflict with any insider trading policy of the Purchaser or the Issuer. This Purchase Plan constitutes the Purchaser’s legal, valid and binding obligation enforceable against the Purchaser in accordance with its terms.  There is no litigation, arbitration or other proceeding pending, or to the Purchaser’s knowledge threatened, that would prevent or interfere with the Purchaser’s purchase of Shares under this Purchase Plan.

(e)       The Purchaser has not entered into any similar plan or agreement with respect to any Common Stock or any security or interest convertible into or exchangeable for Common Stock.

(f)       The Purchaser has not entered into any corresponding transaction or hedging transaction with respect to any Common Stock.

(g)       The Purchaser does not have any authority, influence or control over any purchase of Shares effectuated by Broker under this Purchase Plan.

6.       Covenants of the Purchaser

(a)       The Purchaser covenants and agrees that it will notify Broker in writing immediately upon the earlier to occur of (i) any purchases made during the Plan Period by or on behalf of the Purchaser, the Issuer and any of their Affiliated Purchaser(s) other than pursuant to this Purchase Plan, if the Purchaser has become aware of such purchase or (ii) the Purchaser’s, the Issuer’s or any of their Affiliated Purchaser(s)’ intent to make any such purchases, if the Purchaser has become aware of such intent with respect to the Issuer or any Affiliated Purchaser(s).

(b)       The Purchaser covenants and agrees that it will notify Broker in writing as soon as practicable if any of the following occurs:

(i)       the Issuer and/or the Purchaser becomes subject to a restricted period under Section 102 of Regulation M under the Exchange Act;

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(ii)       the Issuer has publicly announced a merger, acquisition or similar transaction involving a recapitalization, and the consideration during such transaction is not solely cash;

(iii)       the Issuer or any other person publicly announces a tender or exchange offer with respect to the Shares or a merger, acquisition, reorganization, recapitalization or other similar business combination or transaction as a result of the consummation of which the Common Stock would be exchanged or converted into cash, securities or other property;

(iv)       the authorization referred to in Section 5(c) is rescinded or is modified in a manner such that authorization for this Purchase Plan is withdrawn;

(v)       the Issuer or the Purchaser commences any voluntary or involuntary case or other proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or similar law or seeking the appointment of a trustee, receiver or other similar official, in each case with respect to the Issuer or the Purchaser, or if the Issuer or the Purchaser has taken any corporate action to authorize or commence any of the foregoing;

(vi)       the Purchaser becomes aware of any other circumstance that would cause any purchase of Shares under this Purchase Plan not to comply with Rule 10b5-1, Rule 10b-18 or any other applicable law or other legal requirement; or

(vii)       the Purchaser becomes aware of any subsequent legal or contractual restrictions affecting the execution or performance of the Purchase Plan by Broker, the Issuer or the Purchaser.

(c)       The Purchaser covenants and agrees that it will not attempt to exercise any authority, influence or control over any purchase of Shares effectuated by Broker under this Purchase Plan for the duration of the Plan Period, nor will the Purchaser communicate information relating to the Common Stock or the Issuer to Broker or any affiliate or employee of Broker who is responsible for purchasing Shares hereunder and during the time the Purchase Plan is in effect.

(d)       The Purchaser covenants and agrees that it will not take any action that would cause any purchase of Shares under this Purchase Plan not to comply with Rule 10b5-1, Rule 10b-18 or any other applicable law.

(e)       The Purchaser covenants and agrees that Broker will be the exclusive agent of the Purchaser, and to the Purchaser’s knowledge, of the Issuer and their Affiliated Purchaser(s) for the purchase of Shares and any other purchase program in the Common Stock for the duration of the Plan Period.

(f)       The Purchaser shall not, without two Business Days’ prior notice to Broker or the written consent of the Broker, during the Plan Period, directly or indirectly (including, without limitation, by means of a cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, any Shares, or any security convertible into or exchangeable for Shares. The Purchaser covenants and agrees not to enter into or alter any corresponding transaction or hedging transaction with respect to any Shares during the Plan Period.

(g)       The Purchaser acknowledges and agrees that the Purchase Plan is a “securities contract,” as such term is defined in Section 741(7) of Title 11 of the United States Code, as it may be amended (the “Bankruptcy Code”), entitled to all of the protections given such contracts under the Bankruptcy Code.

(h)       The Purchaser shall promptly provide Broker with trade reporting and security delivery instructions for use in connection with trade reporting and account statements as well as the delivery of the Shares purchased by Broker hereunder.

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7.       Covenants of the Broker

(a)       Broker represents and warrants to Purchaser that it has implemented reasonable policies and procedures to ensure that individuals making investment decisions will not violate the laws prohibiting trading while in possession of Material Non-Public Information. These policies and procedures include those that restrict any purchase or sale, or the causing of any purchase or sale, of any security as to which Broker has Material Non-Public Information, as well as those that prevent such individuals from becoming aware of or being in possession of Material Non-Public Information. Broker agrees to comply with all such policies and procedures to ensure that no person who exercises influence, if any, on Broker’s behalf over how, when or whether to effect purchases pursuant to this Plan may do so while aware of any Material Non-Public Information.

(b)       Broker agrees that all employees of Broker with any knowledge of the Purchase Plan, the terms thereof, or purchases of shares hereunder (collectively, “Plan Information”), shall keep confidential all Plan Information, and subject to legal or regulatory requirements (including, without limitation, pursuant to a subpoena, order or request issued by a court of competent jurisdiction or by a judicial, administrative, legislative or regulatory body or committee), shall not disclose such Plan Information to any other person (including, without limitation, persons at Broker other than those who need to know such Plan Information) without the prior consent of the Purchaser.

8.       Indemnification

(a)       The Purchaser agrees to indemnify and hold harmless Broker (and its directors, officers, employees and affiliates) from and against all claims, liabilities, losses, damages and expenses (including reasonable attorneys’ fees and costs) (collectively, “Damages”) arising out of or attributable to (i) any breach by the Purchaser of this Purchase Plan (including the Purchaser’s representations, warranties and covenants), and (ii) any violation by the Purchaser of applicable laws or regulations with respect to this Purchase Plan and/or any transactions contemplated by this Purchase Plan. This indemnification will survive the termination of this Purchase Plan. Notwithstanding the foregoing, the Purchaser will have no indemnification obligations hereunder (unless such breach arises out of a breach by the Purchaser of its representations, warranties or obligations hereunder), in the event that such Damages are determined by a final, non-appealable judgment of a court of competent jurisdiction to have primarily resulted from the gross negligence or willful misconduct of Broker or any other person indemnified under this Section 8(a).

(b)        Broker agrees to indemnify and hold harmless the Purchaser (and its successors, heirs and affiliates) from and against all Damages arising out of or attributable to (i) any breach by Broker of this Purchase Plan, and (ii) any violation by Broker of applicable laws or regulations with respect to this Purchase Plan or the transactions contemplated by this Purchase Plan. This indemnification will survive the termination of this Purchase Plan. Notwithstanding the foregoing, the Broker will have no indemnification obligations hereunder (unless such breach arises out of a breach by Broker of its representations, warranties or obligations hereunder), in the event that such Damages are determined by a final, non-appealable judgment of a court of competent jurisdiction to have primarily resulted from the gross negligence or willful misconduct of Purchaser or any other person indemnified under this Section 8(b).

(c)       Notwithstanding any other provision herein, no party hereto will be liable to the other for (i) special, indirect, punitive, exemplary, or consequential damages, or incidental losses or damages of any kind, including but not limited to lost profits, lost savings, loss of use of facility or equipment, regardless of whether arising from breach of contract, warranty, tort, strict liability or otherwise, and even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen, or (ii) any failure to perform or for any delay in performance that results from a cause or circumstance that is beyond its reasonable control, including but not limited to failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, market disruptions or other causes commonly known as “acts of God”.

(d)       The Purchaser acknowledges and agrees that Broker has not provided it with any tax, accounting or legal advice with respect to this Purchase Plan, including whether the Purchaser would be entitled to any of the affirmative defenses under Rule 10b5-1 or entitled to the safe harbor of Rule 10b-18.

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9.       Notices

All notices to Broker under the Purchase Plan shall be given to Broker by email or by certified mail to the address below:

Macquarie Capital (USA) Inc.

125 West 55th Street

New York, NY 10019

ATTN: CGM Legal, Peter Kang

Email: Peter.Kang@Macquarie.com

All notices to the Purchaser under the Purchase Plan shall be given by email or certified mail to the address below:

Macquarie Infrastructure Management (USA) Inc.

125 West 55th Street

New York, NY 10019

ATTN: Group Legal Central, Simone Kovacic

Email: Simone.Kovacic@Macquarie.com

10.       Miscellaneous

(a)       This Purchase Plan (including any appendices, exhibits or amendments) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes any previous or contemporaneous agreements, understandings, proposals or promises with respect thereto, whether written or oral. This Purchase Plan may only be modified or amended by a writing signed by the parties hereto.

(b)       This Purchase Plan will be governed by, and construed in accordance with, the laws of the State of New York, without regard to such State’s conflict of laws rules.

(c)       This Purchase Plan and each party’s rights and obligations hereunder may not be assigned or delegated without the written permission of the other party and shall inure to the benefit of each party’s successors and permitted assigns, whether by merger, consolidation or otherwise.

(d)       If any term or other provision of this Purchase Plan is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Purchase Plan shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Purchase Plan so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

(e)       This Purchase Plan may be executed in one or more counterparts, and by the parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute one and the same agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have signed this Purchase Plan as of the date first written above.

BROKER:

MACQUARIE CAPITAL (USA) INC.

/s/ Peter Kang
Name: Peter Kang
Title: Managing Director

/s/ Dan Ritchie
Name: Dan Ritchie
Title: Executive Director

PURCHASER:

MACQUARIE INFRASTRUCTURE MANAGEMENT (USA) INC.

/s/ Mark Cruikshank
Name: Mark Cruikshank
Title: Director

/s/ Graeme Conway
Name: Graeme Conway
Title: Director